Gulf Resources Announces the Receipt of Governmental Notification to Temporarily Close Bromine Facilities

SHOUGUANG, China, Dec. 09, 2022 (GLOBE NEWSWIRE) -- Gulf Resources, Inc. (Nasdaq: GURE) ("Gulf Resources" or the "Company"), a leading manufacturer of bromine, crude salt and specialty chemical products in China today announced that it received an oral notification from the government of Shouguang City on December 8, 2022, pursuant to which its all bromine facilities in Shouguang City will be temporarily closed from December 10, 2022 until February 1, 2023 8:00 AM China Time. To comply with such notification, the Company expects to temporarily stop production at its bromine facilities in Shouguang City during the aforesaid period.

We believe this seasonal closure ordered by the government is part of governmental action plan to curb air pollution, which becomes worse in the winter, and improve the comprehensive development efficiency of brine resources.

The Company does not anticipate the closure will have a significant impact on the Company’s business for the fourth quarter of 2022, for the full year 2022, or for 2023.

Further, in 2021-2022, the prior seasonal closure went from December 28, 2021 until February 21, 2022 8:00 AM China Time. There will be fewer days of closure for the 2022-2023 than the year for 2021-2022 ordered by these two government notifications.

In general, winter is a slow period for bromine sales. Our customers are closed for Chinese New Year holidays, so they do not place large orders prior to their closure. Further, it is difficult to process crude salt during the coldest months because of low temperatures.

About Gulf Resources, Inc.

Gulf Resources, Inc. operates through three wholly-owned subsidiaries, Shouguang City Haoyuan Chemical Company Limited ("SCHC"), Shouguang Yuxin Chemical Industry Co., Limited ("SYCI"), and Daying County Haoyuan Chemical Company Limited (“DCHC”). The company believes that it is one of the largest producers of bromine in China. Elemental Bromine is used to manufacture a wide variety of compounds utilized in industry and agriculture. Through SYCI, the Company manufactures chemical products utilized in a variety of applications, including oil and gas field explorations and papermaking chemical agents, and materials for human and animal antibiotics. DCHC was established to further explore and develop natural gas and brine resources (including bromine and crude salt) in China. For more information, visit www.gulfresourcesinc.com.

Forward-Looking Statements

Certain statements in this news release contain forward-looking information about Gulf Resources and its subsidiaries business and products within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. The actual results may differ materially depending on a number of risk factors including, but not limited to, the general economic and business conditions in China, future product development and production capabilities, shipments to end customers, market acceptance of new and existing products, additional competition from existing and new competitors for bromine and other oilfield and power production chemicals, changes in technology, the ability to make future bromine asset purchases, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this statement and the risks factors detailed in the company's reports filed with the Securities and Exchange Commission. Gulf Resources undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

CONTACT: Gulf Resources, Inc.
Web: http://www.gulfresourcesinc.com
Director of Investor Relations
Helen Xu (Haiyan Xu)
beishengrong@vip.163.com